Exhibit 10.2
FARMERS NATIONAL BANK OF CANFIELD
DEFERRED COMPENSATION AGREEMENT
THIS DEFERRED COMPENSATION AGREEMENT (“Agreement”) is made effective as of this 1st day of January, 2005, by and between Farmers National Bank of Canfield (the “Company”), an Ohio corporation and wholly-owned subsidiary of Farmers National Banc Corp., and Frank L. Paden (the “Executive”), an individual employed by the Company.
WITNESSETH:
WHEREAS, Executive now serves as an officer of the Company;
WHEREAS, Executive is a member of a select group of management or highly compensated employees and has contributed significantly to the profits of the Company and its continued expansion; and,
WHEREAS, the Company through this Agreement wishes to encourage Executive to continue in the service of the Company and to reward Executive for his past and future best efforts.
NOW, THEREFORE, in consideration of the promises, covenants and agreements herein set forth, and for other good and valuable consideration, receipt of which is hereby mutually acknowledged, the Company and Executive hereby covenant and agree as follows:
1. All Prior Deferred Compensation Agreements Superseded. Any and all agreements between the Company and Executive covering the subject matter hereof are hereby terminated, of no further effect, and superseded by this Agreement.
2. Retirement Date. Executive may retire from the active and daily service of the Company (“Retirement Date”) upon that November 1st occurring nearest in time to Executive’s sixty-fifth (65th) birthday or at any date thereafter specified by Executive in writing to the Company.
3. Retirement Compensation. Commencing with the first business day of the month succeeding the Retirement Date, the Company will pay to Executive the sum of Nine Hundred Thirty Dollars ($930.00) each month, payable on the first business day of each calendar month. The Company agrees that it will continue to make such monthly payments to Executive for seventeen consecutive (17) years; subject, to the conditions and limitations hereinafter set forth:
a.	if Executive has retired but dies before receiving two hundred four (204) monthly payments in the amount specified above, the balance of such payments shall be discounted to their net present value at the rate of six percent (6%) per annum, compounded annually, and paid in a lump sum to Executive’s surviving spouse, if any. If Executive does not leave a surviving spouse, the lump sum as calculated above shall be paid to the executor or personal representative of Executive. In no event shall the Company, by reason of this Agreement, become liable to any party or parties for a sum greater than two hundred four (204) payments in the amount specified above.

b.	If Executive retires from the active and daily service of the Company prior to the November 1st occurring nearest in time to Executive’s sixty-fifth (65th) birthday due to a disability which prevents Executive from performing Executive’s duties in a manner satisfactory to the Company, payments hereunder shall commence, beginning the first business day of the month following the month in which such retirement occurs. Payments shall be made for the duration of two hundred four (204) months to Executive, if living. If Executive dies during the period in which such payments are being made, the balance of such payments shall be paid as if Executive had died pursuant to subsection a. above. For the purposes of this subsection b., the amount of the monthly payment shall be determined as follows: the monthly payment as specified in this section 3 above shall be reduced by multiplying by a fraction the numerator of which is the number of years of service completed (a year of service being defined as more than two thousand hours worked) and the denominator of which is the number of years from date of hire and Executive’s attaining age 65.
c.	If Executive voluntarily terminates employment, or has employment involuntarily terminated prior to age 65, other than “for cause” as provided herein, a proportionate monthly amount will be paid, commencing on the first business day of the month following Executive’s termination of employment. The amount to be paid to Executive, as specified in section 3, shall be reduced by one-seventeenth (1/17th) for each year between the November 1st following the date that employment terminates and the November 1St following the Executive’s 65th birthday.
d.	If Executive is deemed, in the sole discretion of the Company, to be a “keyspecified employee” as defined in the rules promulgated under the Internal Revenue Code of 1954, as amended, and specifically under Reg. 1.409(A)-1(i) as administered by the Internal Revenue Service, and the separation from service hereunder occurs other than by reason of death or disability (as defined in such rules) then the commencement of payments hereunder shall be deferred for a six (6) month interval, and the payments which would have been made in the first six (6) months shall be paid in a lump sum (without interest) and paid coincident with the commencement of regular payments on the first business day of the seventh (7th) month following such separation.
4. Executive’s Responsibilities After the Retirement Date. Executive agrees that after the Retirement Date and for so long as Executive continues to receive monthly payments hereunder, Executive will attend, when invited and reasonably able to do so, all regular meetings of the officers of the Company and will meet with the officers of the Company more often if requested to do so by the Company. Executive agrees to consult with the Company without receiving separate compensation therefor, in an advisory capacity at any and all times if and when requested to do so by the Company. The parties hereto acknowledge that the responsibilities of Executive under this section are voluntary on the part of Executive and that the failure of Executive to either participate in meetings or consult with the Company shall not affect the validity, enforceability, or vesting of the deferred compensation conferred upon Executive in this Agreement.

5. Covenant Not to Compete. Executive agrees that while receiving monthly payments from the Company pursuant to this Agreement, Executive will not, within one hundred (100) miles of Youngstown, Ohio, directly or indirectly engage in competition with the Company (“Competition”). The determination as to weather or not Competition is taking place shall be in the sole discretion of the Company’s Board of Directors (the “Board”), who shall decide by majority vote of directors at a meeting, called for the purpose of considering the issue of the existence of Competition under the terms of this Agreement, for which a quorum is present (such a determination is referred to as a “Qualified Meeting”). The determination of the Board shall be final, conclusive and binding upon Executive, Executive’s spouse, if any, and any party claiming through Executive.
6. Consequences of Executive Breaching Section 5. If, in the opinion of a majority of the Board of the Company, taking action in a Qualified Meeting, Executive is engaging in Competition, the Company shall promptly notify Executive in writing at his home address that the Board has decided that Executive is engaging in Competition with the Company. Executive shall have a period of fifteen (15) days after receipt of such notice to cease the activity that caused the finding that Competition exists. If Executive, again in the opinion of the Board acting at a Qualified Meeting, has not ceased engaging in Competition by the end of such fifteen (15) day period, then, any of the provisions of this Agreement to the contrary notwithstanding, Executive agrees that no further payments shall be due or payable by the Company hereunder and that the Company shall have no further liability to make payment hereunder to Executive or any survivor of Executive, or to Executive’s personal representative or executor.
7. Non-assignment of Payments. Neither Executive nor Executive’s spouse shall purport to sell, assign, transfer, or otherwise transfer the right to receive any payments under this Agreement, which payments and the right thereto are expressly declared to be non-assignable and non-transferable, and in the event of any attempted assignment or transfer, said assignment or transfer shall be void and of no effect upon the Company.
8. Termination for Cause. If, prior to the Retirement Date, a majority of the Board, in a Qualified Meeting, votes to terminate Executive’s employment “for cause”, this Agreement shall be void and of no effect. The term “for cause” for the purpose of this section shall mean gross incompetence or that Executive has engaged in any of the following: theft, forgery, embezzlement, burglary, arson, fraud, misappropriation of funds, libel, or slander.
9. Binding Effect; Prior Agreements Superseded. This Agreement shall be binding upon the parties hereto, their heirs, executors, administrators and successors. The Company agrees that it will not merge or consolidate with any other entity unless such entity shall expressly assume the duties and liabilities of the Company herein set forth. This Agreements supersedes all previous agreements between the parties on the subject matter hereof.

10. Effect of Suicide. In the event of the suicide of Executive within two years from the date of this Agreement, this Agreement shall be void and of no effect
11. Counterparts. This Agreement shall be executed in duplicate, each copy of which when so executed and delivered shall be an original, but both copies shall, together, constitute one and the same instrument.
12. Governing Law. This Agreement shall be construed according to the laws of the State of Ohio.
13. Non-exclusivity. Nothing in this Agreement shall affect any right which the Executive may otherwise have to participate in, or under, any other retirement plan or agreement which the Company may now or hereafter enter into with or for the benefit of Executive.
14. Amendments; Termination. This Agreement shall be amended by the parties hereto if necessary, in the opinion of the Company, to conform this Agreement to requirements of the Internal Revenue Code, including, but not limited to, section 409(A) thereof pertaining to the taxation of deferred compensation arrangements, in such manner as necessary to avoid recognition of income by Executive prior to the taxable period in which Executive actually receives payments hereunder. This Agreement may not be amended by the parties in any respect which would result in recognition of income by Executive of payments hereunder prior to the accounting period in which such payments are received by Executive, or received by Executive’s surviving spouse or estate. This Agreement may be amended in other respects; provided, however, that any such amendment must be in writing and signed by the parties hereto. If this Agreement is terminated by the Company for any reason no payments hereunder may be accelerated unless the Company has received an opinion of its counsel, satisfactory in form and substance in the sole discretion of the Company, to the effect that the acceleration of payments does not subject this Agreement to the deferred compensation rules administered by the Internal Revenue Service and referred to above.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed in its corporate name by its Executive Vice President, Cashier and CFO impressed with its corporate seal, attested by its Secretary, all as duly authorized by its directors, and the said Executive has hereunto set his name, all effective as of this 1st day of January, 2005.

Attest:

Frank L. Paden

The Farmers National Bank of Canfield

By:

Signed in the presence of:

Date:

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